Exhibit 5.1

ReNew Energy Global Plc

C/O Vistra (Uk) Ltd

3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

12 September 2022

Dear Sirs

ReNew Energy Global Plc – Registration Statement on Form F-3 - Exhibit 5.1

1.	Background

1.1

We have acted for ReNew Energy Global Plc, a public limited company incorporated under the laws of England and Wales (the Company), as its legal advisers on English law in connection with the preparation and filing of the registration statement on Form F-3 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the Registration Statement), filed with the United States Securities and Exchange Commission (the SEC) pursuant to the United States Securities Act of 1933, as amended (the Securities Act).

1.2	The Registration Statement has been filed in connection with the registration of:

1.2.1

7,465,558 Class A ordinary shares of $0.0001 each (Class A Shares) in the Company (the Warrant Shares) which may become issuable upon exercise of 6,838,101 private warrants (Warrants) issued pursuant to the amended and restated warrant agreement dated 23 August 2021 entered into between the Company, Computershare Inc. and Computershare Trust Company, N.A. (the Warrant Agreement) and the warrant assignment and assumption agreement dated 23 August 2021 entered into between the Company, RMG Acquisition Corporation II (together with its successors, RMG II), Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A. (the Warrant Assumption Agreement);

1.2.2

221,027,628 existing Class A Shares (the Existing Class A Shares) issued by the Company on or around 23 August 2021 to: (a) pursuant to a definitive business combination agreement dated 24 February 2021 between, among others, the Company and RMG II, as amended by an amendment dated 17 May 2021 (the Business Combination Agreement) to Major Shareholders or RMG Sponsor II (each as therein defined) or their nominees and (b) certain PIPE Investors (as defined in the Business Combination Agreement) pursuant to subscription agreements with the Company dated on or around 24 February 2021 (PIPE Subscription Agreements and, together with the Business Combination Agreement, the Warrant Agreement and the Warrant Assumption Agreement, the Agreements); and

1.2.3

the existing 118,363,766 issued Class C ordinary shares of $0.0001 each in the Company (the Class C Shares, and together with the Existing Class A Shares, the Existing Shares; the Existing Shares and the Warrant Shares being together the Shares).

1.3

On 12 September 2022 at 12:13 (London time) we carried out a search on an online service provided by Companies House (the Company Search) and on 12 September 2022 at 12:15 (London time) we made a search of the Central Registry of Winding-Up Petitions at the English High Court with respect to the Company (the Winding-Up Enquiry and, together with the Company Search, the Searches).

1.4	In rendering this opinion, we have examined and relied upon copies of the following documents:

1.4.1	the certificates of incorporation dated 23 February 2021 and incorporation on re-registration as a public company dated 12 May 2021 of the Company, as obtained from Company Search;

1.4.2	certain resolutions passed at a general meeting of the Company on 20 August 2021 (the Shareholder Resolutions), as obtained from the Company Search;

1.4.3	the articles of association of the Company, adopted pursuant to the Shareholder Resolutions with effect from 23 August 2021 (the Articles), as provided by the Company;

1.4.4

the written resolutions of the board of directors of the Company (the Board) dated 23 February 2021, 17 May 2021, 22 July 2021 and 20 August 2021 (the Board Resolutions and, together with the Shareholder Resolutions, the Corporate Approvals), as provided by the Company;

1.4.5	the Warrant Agreement and the Warrant Assumption Agreement, as available on the SEC’s EDGAR website as exhibits to the Company’s form 20-F filed with the SEC on 25 July 2022 (the 20-F);

1.4.6	the form of PIPE Subscription Agreement available on the SEC’s EDGAR website as an exhibit to the 20-F; and

1.4.7	the Business Combination Agreement, as available on the SEC’s EDGAR website as exhibits to the 20-F.

1.5

Those documents and Searches set out in paragraphs 1.3 and 1.4 are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion. We have made no further enquiries concerning the Company or any other matter for the purposes of giving this opinion.

2.	Assumptions

2.1	We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document.

2.2	This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.3	In giving this opinion we have assumed:

2.3.1	the genuineness of all signatures, seals and stamps on all documents examined by us;

2.3.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

2.3.3	the authenticity and completeness of all documents submitted to us as originals;

2.3.4	the conformity with the original documents of all documents reviewed by us as copies and the authenticity and completeness of all such original documents;

2.3.5	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

2.3.6

that any documents examined by us which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed;

2.3.7

that each of the Board Resolutions was duly passed by all the directors of the Company (or all the members of a duly appointed committee of them) entitled to vote and that each of them has not been and will not be amended or rescinded and remains in full force and effect;

2.3.8

that the Shareholder Resolutions were duly passed at a meeting of the shareholders of the Company duly convened and held and throughout which a valid quorum of shareholders entitled to vote on the resolutions were present, that the minutes we inspected are a true record of the proceedings of the relevant meeting and that each resolution recorded therein has not been and will not be amended or rescinded and remains in full force and effect;

2.3.9

that the directors of the Company have exercised, or will exercise, their powers in accordance with their duties under all applicable laws and the Articles in respect of the performance of the Agreements and any actions contemplated by, or authority under, the Corporate Approvals;

2.3.10

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Corporate Approvals;

2.3.11

that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

2.3.12

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.3.13

that on each date on which any Shares were or are allotted or issued (each an Allotment Date) the Articles and each of the Agreements did or will remain in full force without amendment as the constitute the legal, valid, binding and enforceable obligations of each of the parties to them under the laws by which they are expressed to be governed and the Company had or will have complied with the Articles and each of the Agreements and all applicable laws relevant to the allotment and issue of those Shares;

2.3.14

that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 1, would not be rendered untrue, inaccurate, incomplete or out of date by reference to subsequent facts, matters, circumstances or events;

2.3.15

that resolutions of the Board or a duly authorized committee of the Board to allot and issue the Warrant Shares will be duly passed as written resolutions or at a meeting of the Board or relevant committee duly convened and held at which a quorum of eligible directors is present throughout;

2.3.16

that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time after any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Shares and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us for the purposes of giving this opinion;

2.3.17

that immediately prior to each Allotment Date with respect to the Shares, each date on which Warrants were assumed or issued by the Company and each date on which any adjustment to the number of Shares issuable upon exercise of the Warrants is made, the directors of the Company had or will have sufficient available and unrevoked authority and powers conferred upon them to allot and issue the Shares and issue or adjust the Warrants (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue, issue or adjustment, and the directors of the Company (or any committee of the Board) did not and will not allot or issue the Shares (or purport to do so) and did not and will not issue or adjust Warrants (or purport to issue) in excess of such powers or in breach of any other limitation on their power to allot and issue such Shares or issue or adjust such Warrants;

2.3.18

that the original warrant agreement pursuant to which the Warrants were issued by RMG II was duly entered into by the parties to it and remained until the effectiveness of the Warrant Assumption Agreement valid, binding and enforceable, and that individual Warrants were duly created and issued by RMG II in accordance with that agreement, RMG II’s constitution and all applicable laws and regulations (for the avoidance of doubt, as in force at all relevant times);

2.3.19

that the individual Warrants were accurately and properly completed, duly authorized, executed and delivered on behalf of RMG II and authenticated, issued and paid for and registered in the register of holders of those Warrants maintained for this purpose, and following their assumption by the Company pursuant to the Warrant Assumption Agreement in the register maintained on the Company’s behalf for this purpose, in each case in accordance with the Warrant Agreement and other relevant agreements (as applicable) and, RMG II’s and the Company’s articles of association and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

2.3.20

that the individual Warrants under the Warrant Agreement, and the obligations created by them, constitute the legal, valid, binding and enforceable obligations of each of the parties to them under the laws by which they are expressed to be governed; and that the individual Warrants under the Warrant Agreement will remain in full force and effect at all relevant times in the form examined by us;

2.3.21

that the right to subscribe Warrant Shares pursuant to the Warrants will be exercised, and the Warrant Shares to which holders of the Warrants are entitled thereupon will be allotted and issued, in accordance with the terms of the Warrant Agreement (including the requirement to round down any fractional entitlements to Warrant Shares – as a result of which the maximum number of Warrant Shares that may be issued, in the absence of adjustments to the terms of the Warrants, will be 7,465,557), the relevant Warrants and all other applicable agreements and instruments;

2.3.22

that at the time of each allotment and issue of any Warrant Shares, the Company will have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the exercise price payable for such Warrant Shares and will have entered the holder or holders thereof in the register of members of the Company showing that all such Warrant Shares will have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date with respect to the Warrant Shares;

2.3.23

in relation to any allotment and issue of any Warrant Shares by the Company pursuant to the Warrant Agreement, that the recipient will have become entitled to such Warrant Shares under the terms of the Warrant Agreement and such recipient has or will have complied with all other requirements of the Warrant Agreement in connection with the allotment and issue of such Warrant Shares;

2.3.24

that in relation to the allotment and issuance of Warrant Shares pursuant to the Warrant Agreement, such Warrant Shares will be allotted and issued in accordance with the terms of the Warrant Agreement, the Company’s articles of association, the Board Resolutions authorizing such issue and the requirements of all applicable laws;

2.3.25

that no Warrant Shares will be allotted or issued, or are or will be committed to be allotted or issued, at a discount to their nominal value and no unlawful commission has been or will be paid in connection with such allotment or issue;

2.3.26

that none of the Shares or rights to subscribe for Shares have been or will be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (FSMA) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or will be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

2.3.27

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganization or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company);

2.3.28

the absence of fraud or mutual mistake of fact or law and any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of any of the Agreements or which would result in the inclusion of additional terms therein;

2.3.29

that all requirements and conditions precedent (save for any matters of English law on which we expressly opine in this letter) for any of the Agreements to be entered into or for the consummation of any relevant transactions pursuant to them were or will be satisfied at the relevant time; and

2.3.30

except to the extent expressly set out in the opinions given in this letter, no consents, approvals, authorizations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution and performance (as applicable) of the Agreements or the actions contemplated by the Corporate Approvals by any of the parties thereto or if such consents, approvals, authorizations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits and are, or will be, in full force and effect.

2.4	In relation to the Searches, it should be noted that the information revealed by them may not be true, accurate, complete or up to date. In particular, but without limitation:

2.4.1

there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

2.4.2

there is no requirement to register with the Registrar of Companies notice of a petition for the winding up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

2.4.3

the results of the Winding-Up Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding-Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court, at all; and

2.4.4	in each case, further information might have become available on the relevant register after the Searches were made.

3.	Opinion

3.1	On the basis of the examination and enquiries referred to in paragraph 1 (Background) and the assumptions made in paragraph 2 (Assumptions), we are of the opinion that:

3.1.1	the execution of each of the Warrant Agreement and the Warrant Assumption Agreement has been duly authorized by all necessary corporate action on the part of the Company;

3.1.2	the Company has the requisite corporate capacity to enter into the Warrant Agreement and the Warrant Assumption Agreement and to perform its obligations thereunder;

3.1.3

the Warrant Shares, if and when issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the Warrant Agreement upon due exercise of the relevant Warrant in accordance with its terms, will (subject to the receipt of valid consideration by the Company for their issue in accordance with the Warrant Agreement) be validly issued, fully paid or credited as fully paid and not subject to any call for payment of further capital; and

3.1.4

the Existing Shares have (subject to the receipt of valid consideration by the Company for their issue in accordance with the Agreements) been validly issued, fully paid or credited as fully paid and are not subject to any call for payment of further capital.

3.2	This opinion is strictly limited to the matters expressly stated in this paragraph 3 and is not to be construed as extending by implication to any other matter.

4.	Law

4.1	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	This opinion relates only to English law as applied by the English courts as at today’s date.

4.3	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

4.4

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Issue, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement and may be relied upon by you and persons entitled to rely upon it pursuant to the application provisions of the Securities Act. This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ McDermott Will & Emery UK LLP